                            SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*

                            VISIONEER COMMUNICATIONS INC.
-------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
-------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                       92830V10
-------------------------------------------------------------------------------
                                    (CUSIP Number)


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                            (CONTINUED ON FOLLOWING PAGES)

                                  Page 1 of 20 Pages
                          Exhibit Index contained on Page 16

CUSIP NO. 92830V10                    13G                    Page 2 of 20 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Kleiner Perkins Caufield & Byers VI, L.P., a California Limited Partnership ("KPCB VI")
          94-3517816

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
          California Limited Partnership

    NUMBER OF       5    SOLE VOTING POWER                               - 0 -
     SHARES
   BENEFICIALLY
     OWNED BY       6    SHARED VOTING POWER                             - 0 -
       EACH
     REPORTING
      PERSON        7    SOLE DISPOSITIVE POWER                          - 0 -
       WITH

                    8    SHARED DISPOSITIVE POWER                        - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         - 0 -
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         - 0 -
12   TYPE OF REPORTING PERSON*
                                                                           PN


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92830V10                    13G                    Page 3 of 20 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          KPCB VI Founders Fund, L.P., a California Limited Partnership ("KPCB VI FF") 94-3159695

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
          California Limited Partnership

    NUMBER OF       5    SOLE VOTING POWER                               - 0 -
     SHARES
   BENEFICIALLY
     OWNED BY       6    SHARED VOTING POWER                             - 0 -
       EACH
     REPORTING
      PERSON        7    SOLE DISPOSITIVE POWER                          - 0 -
       WITH

                    8    SHARED DISPOSITIVE POWER                        - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         - 0 -
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         - 0 -
12   TYPE OF REPORTING PERSON*
                                                                           PN


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92830V10                    13G                    Page 4 of 20 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates")
          94-3158010

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
          California Limited Partnership

    NUMBER OF       5    SOLE VOTING POWER                               - 0 -
     SHARES
   BENEFICIALLY
     OWNED BY       6    SHARED VOTING POWER                             - 0 -
       EACH
     REPORTING
      PERSON        7    SOLE DISPOSITIVE POWER                          - 0 -
       WITH

                    8    SHARED DISPOSITIVE POWER                        - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         - 0 -
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         - 0 -
12   TYPE OF REPORTING PERSON*
                                                                           PN


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92830V10                    13G                    Page 5 of 20 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Brook H. Byers
          ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

    NUMBER OF       5    SOLE VOTING POWER                               - 0 -
     SHARES
   BENEFICIALLY
     OWNED BY       6    SHARED VOTING POWER                             - 0 -
       EACH
     REPORTING
      PERSON        7    SOLE DISPOSITIVE POWER                          - 0 -
       WITH

                    8    SHARED DISPOSITIVE POWER                        - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         - 0 -
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         - 0 -
12   TYPE OF REPORTING PERSON*
                                                                           IN


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92830V10                    13G                    Page 6 of 20 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Vinod Khosla
          ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

    NUMBER OF       5    SOLE VOTING POWER                               - 0 -
     SHARES
   BENEFICIALLY
     OWNED BY       6    SHARED VOTING POWER                             - 0 -
       EACH
     REPORTING
      PERSON        7    SOLE DISPOSITIVE POWER                          - 0 -
       WITH

                    8    SHARED DISPOSITIVE POWER                        - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         - 0 -
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         - 0 -
12   TYPE OF REPORTING PERSON*
                                                                           IN


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92830V10                    13G                    Page 7 of 20 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          E. Floyd Kvamme
          ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

    NUMBER OF       5    SOLE VOTING POWER                               - 0 -
     SHARES
   BENEFICIALLY
     OWNED BY       6    SHARED VOTING POWER                             - 0 -
       EACH
     REPORTING
      PERSON        7    SOLE DISPOSITIVE POWER                          - 0 -
       WITH

                    8    SHARED DISPOSITIVE POWER                        - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         - 0 -
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         - 0 -
12   TYPE OF REPORTING PERSON*
                                                                           IN


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92830V10                    13G                    Page 8 of 20 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          L. John Doerr
          ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

    NUMBER OF       5    SOLE VOTING POWER                               - 0 -
     SHARES
   BENEFICIALLY
     OWNED BY       6    SHARED VOTING POWER                             - 0 -
       EACH
     REPORTING
      PERSON        7    SOLE DISPOSITIVE POWER                          - 0 -
       WITH

                    8    SHARED DISPOSITIVE POWER                        - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         - 0 -
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         - 0 -
12   TYPE OF REPORTING PERSON*
                                                                           IN


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92830V10                    13G                    Page 9 of 20 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Joseph S. Lacob
          ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

    NUMBER OF       5    SOLE VOTING POWER                               - 0 -
     SHARES
   BENEFICIALLY
     OWNED BY       6    SHARED VOTING POWER                             - 0 -
       EACH
     REPORTING
      PERSON        7    SOLE DISPOSITIVE POWER                          - 0 -
       WITH

                    8    SHARED DISPOSITIVE POWER                        - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         - 0 -
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         - 0 -
12   TYPE OF REPORTING PERSON*
                                                                           IN


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92830V10                    13G                   Page 10 of 20 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Bernard Lacroute
          ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

    NUMBER OF       5    SOLE VOTING POWER                               - 0 -
     SHARES
   BENEFICIALLY
     OWNED BY       6    SHARED VOTING POWER                             - 0 -
       EACH
     REPORTING
      PERSON        7    SOLE DISPOSITIVE POWER                          - 0 -
       WITH

                    8    SHARED DISPOSITIVE POWER                        - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         - 0 -
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         - 0 -
12   TYPE OF REPORTING PERSON*
                                                                           IN


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92830V10                    13G                   Page 11 of 20 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James P. Lally
          ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

    NUMBER OF       5    SOLE VOTING POWER                               - 0 -
     SHARES
   BENEFICIALLY
     OWNED BY       6    SHARED VOTING POWER                             - 0 -
       EACH
     REPORTING
      PERSON        7    SOLE DISPOSITIVE POWER                          - 0 -
       WITH

                    8    SHARED DISPOSITIVE POWER                        - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         - 0 -
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         - 0 -
12   TYPE OF REPORTING PERSON*
                                                                           IN


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                  Page 12 of 20
ITEM 1(A).     NAME OF ISSUER

               Visioneer Communications, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               2860 West Bayshore Road
               Palo Alto, CA  94303

ITEM 2(A)-(C).      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING

               This statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

               KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers, L.P., a California limited partnership ("KPCB VI").

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER


               Common Stock
               CUSIP # 92830V10

ITEM 3.        NOT APPLICABLE

ITEM 4.        OWNERSHIP

               Please see Item 5.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               This statement is being filed to report the fact that as of the date hereof, each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Visioneer Communications, Inc.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable - See Item 5.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

                                      SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998

                              KPCB VI ASSOCIATES, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP


                              By:/s/ Brook H. Byers
                                 -------------------------------
                                  A General Partner


                              BROOK H. BYERS
                              VINOD KHOSLA
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              JOSEPH S. LACOB
                              BERNARD LACROUTE
                              JAMES P. LALLY


                              By:/s/ Michael S. Curry
                                 -------------------------------
                                  Michael S. Curry
                                  Attorney-in-Fact

                              KLEINER PERKINS CAUFIELD & BYERS
                              VI, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                              By:/s/ Brook H. Byers
                                 -------------------------------
                                  A General Partner

                                    EXHIBIT INDEX


                                                            Found on
                                                           Sequentially
Exhibit                                                    Numbered Page
-------                                                    --------------

Exhibit A:  Agreement of Joint Filing                            17

Exhibit B:  List of General Partners of KPCB VI Associates       19

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 10, 1998, containing the information required by Schedule 13G, for the shares of Common Stock of Visioneer Communications, Inc. previously held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership and KPCB VI Founders Fund, L.P., a California limited partnership.


Date:  February 10, 1998

                              KPCB VI ASSOCIATES, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP


                              By:/s/ Brook H. Byers
                                 -------------------------------
                                  A General Partner


                              BROOK H. BYERS
                              VINOD KHOSLA
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              JOSEPH LACOB
                              BERNARD LACROUTE
                              JAMES P. LALLY


                              By:/s/ Brook H. Byers
                                 -------------------------------
                                  A General Partner

                              KLEINER PERKINS CAUFIELD & BYERS
                              VI, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                              By:/s/ Brook H. Byers
                                 -------------------------------
                                  A General Partner

                                      EXHIBIT B

                                 General Partners of
                 KPCB VI ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

          Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and
(c) citizenship.

1.   (a)  Brook H. Byers
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

2.   (a)  Vinod Khosla
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

3.   (a)  E. Floyd Kvamme
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

4.   (a)  L. John Doerr
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

5.   (a)  Joseph Lacob
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

6.   (a)  Bernard Lacroute
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

7.   (a)  James P. Lally
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen